MDU Resources Provides Five-Year Capital Plan Forecast

BISMARCK, N.D. – Nov. 16, 2015 – MDU Resources Group, Inc. (NYSE:MDU) today announced its capital expenditure forecast for 2016 through 2020. "With the imminent sale of our exploration and production business, MDU Resources will strategically shift to a lower-risk business model positioning us to grow our remaining businesses," said David L. Goodin, president and CEO of MDU Resources. "Our planned five-year capital expenditure forecast reflects substantial growth at our utility group building on record historical growth over the past five years. Our forecast for 2016 through 2020 includes line-of-sight opportunities at our business units with potential acquisitions being incremental to our capital program, a change in approach from the forecast provided for 2015 through 2019. As additional opportunities are identified outside of our capital plan, we will provide updates."

Capital Expenditures
	Forecast				Actual + 2015 Forecast	Forecast
(in millions)	2015	2016	2017	2018	2011 – 2015	2016 - 2020
Utility Electric	$ 311	$ 141	$ 196	$ 202	$ 829	$ 837
Natural Gas	129	144	164	135	552	668
Total	$440	$285	$360	$337	$1,381	$1,505
Pipeline and Energy Services	$51	$27	$77	$97	$534	$402
Construction
Construction Materials	$50	$35	$99	$76	$220	$351
Construction Services	37	13	13	13	104	65
Total	$87	$48	$112	$89	$324	$416
Total*	$578	$360	$549	$523	$2,239	$2,323
* Excludes other and exploration and production business as well as net proceeds from the sale or disposition of property.

The company’s utility group expects to grow its rate base approximately 7 percent annually over the next five years on a compound basis. This growth projection is on a much larger base, having grown rate base at a record pace of 10 percent compounded annually over the past five-year period. Although the company has assumed slower growth in the Bakken region of North Dakota, the utility group is spread across eight states where customer growth is expected to be higher than the national average. This customer growth along with system upgrades and replacements needed to supply safe and reliable service will require investments in new electric generation and transmission and electric and natural gas distribution. In addition, while the company is among the lowest-priced power providers in the country, the EPA’s recently published Clean Power Plan could require additional investment that would be incremental to the company’s five-year capital expenditures forecast.

The capital investment program at the pipeline and energy services business reflects organic growth projects and includes a pipeline project to serve eastern North Dakota later in the five-year timeframe. The group is focused on improving existing operations and accelerating growth in its current markets while evaluating expansion into other basins. Potential acquisitions would be incremental to the five-year capital investment program. Capital expenditures pertaining to a second refinery have been removed from the forecast as the company focuses on optimizing its current refinery investment.

At the company’s construction businesses, the capital expenditures forecast is focused primarily on organic expansion opportunities. In addition, operating leases for equipment upgrades are being utilized and supplement the capital program. The group continues to evaluate opportunities for merger and acquisition growth. While acquisition capital was included in last year’s capital forecast, the new forecast does not include potential acquisitions, but rather any acquisitions would be in addition to the projected capital investments. The construction materials business has momentum with improving markets and a lower cost structure, and adjusted earnings are 80 percent higher year-to-date from a year ago.

"Strategically, we are well-positioned to grow our businesses considering organic opportunities at our utility and pipeline and energy services groups and the robust momentum we are seeing for our construction materials business," Goodin said. "As we look forward, we expect to create greater long-term value for MDU Resources’ shareholders along with a lower overall business-risk profile."

Forward-Looking Statements
The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including capital expenditure forecasts and statements by the president and CEO of MDU Resources, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A – Risk Factors in MDU Resources’ most recent Form 10-K and Form 10‑Q.

About MDU Resources
MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure, including regulated utilities, pipelines and energy services, and construction materials and services. For more information about MDU Resources, see the company's website at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

Contacts
Financial:
Phyllis A. Rittenbach, director - investor relations, 701-530-1057

Media:
Rick Matteson, director of communications and public affairs, 701-530-1700
Laura Lueder, corporate public relations manager, 701-530-1095

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